Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI REAFFIRMS FIRST QUARTER FISCAL 2008 GUIDANCE

SAN JOSE, CA (January 14, 2008) — Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM), a leading global electronics manufacturing services (EMS) company today announced first quarter fiscal 2008 revenue of $2.53 billion, inline with previously provided guidance of between $2.5 to $2.65 billion.  Non-GAAP diluted earnings per share is expected to meet or exceed Wall Street consensus of $0.03.  Cash flow generated during the quarter is expected to exceed $100 million.

The Company is currently finalizing its financial closing for the first quarter ended December 29, 2007 and will release full financial results on January 23, 2008.  A conference call regarding these results will be held at 5:00 PM ET (2:00 PM PT) on January 23, 2008.  The conference call will be broadcast via the Internet and is accessible by logging on to the Sanmina-SCI website at
www.sanmina-sci.com.

About Sanmina-SCI

Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2007 Annual Report on Form 10-K filed on November 28, 2007 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.